Exhibit 10.1
ELECTRONIC ARTS INC.

AMENDED AND RESTATED
CHANGE IN CONTROL SEVERANCE PLAN
The purpose of the Plan is to ensure stability within Electronic Arts Inc., a Delaware corporation (referred to, along with any successor, as the “Company”), during a period of uncertainty resulting from the possibility of a Change in Control by providing incentives for participants to remain in its employ. Capitalized terms are defined in Section 6.
Section 1.ELIGIBILITY.
An employee of the Company or its Affiliates will be a “Plan Participant” if he or she holds any of the titles below, or is otherwise designated to be in any of the following participation tiers by the Plan Administrator in writing:

Tier	Title
Tier 1 Participant	Chief Executive Officer
Tier 2 Participant	Presidents and Executive Vice Presidents
Tier 3 Participant	Senior Vice Presidents
Tier 4 Participant	Any other designated employee of the Company or its Affiliates
Section 2.SEVERANCE BENEFITS.
Each Plan Participant who incurs a Severance shall receive, subject to the timely execution, return, and non-revocation of the Severance Agreement and Release, and the other conditions of the Plan, the payments and benefits set forth in this Section 2.
(a)Cash Severance Payment. A Plan Participant will receive a lump-sum cash severance payment equal to the sum of: (x) the Plan Participant’s annual base salary at the rate in effect at the Severance Date, and (y) the Plan Participant’s target annual bonus for the year in which the Severance Date occurs (in the case of (x) or (y), without giving effect to any reductions that would give rise to Good Reason), multiplied by the following factor:

Tier	Factor
Tier 1 Participant	2
Tier 2 Participant	1.5
Tier 3 Participant	1
Tier 4 Participant	0.5

    This Severance Payment shall be made in a lump sum on the first regular payroll date following sixty (60) days from the Severance Date.

(b)Treatment of Cash Performance Awards. Unless otherwise provided in the Plan Participant’s applicable award agreement or governing plan document, the Plan Participant will remain eligible to receive a cash payment in satisfaction of any unearned performance cash awards granted to the Plan Participant prior to the Change in Control based on the Company’s achievement of the applicable performance measures for the completed fiscal year(s) prior to the beginning of the fiscal year in which the Severance Date occurs, based on the cash performance award opportunity as in effect immediately prior to the Change in Control (or any higher level established thereafter) and, as applicable, the level of achievement of performance determined by the Compensation Committee as of immediately prior to the Change in Control in its sole discretion (but in any event, no less than target level). With respect to the annual cash bonus opportunity of the Plan Participant in respect of the fiscal year in which the Severance Date occurs, the Plan Participant will receive an amount equal to the product of (i) the target annual bonus for the year in which the Severance Date occurs (without giving effect to any reductions that would give rise to Good Reason) or, if greater, the annual bonus payable based on the level of actual performance with respect to the fiscal year in which the Severance Date occurs to the extent determined by the Compensation Committee prior to the Change in Control, and (ii) a fraction, the numerator of which is the number of days in the applicable fiscal year through the Severance Date, and the denominator of which is the total number of days in the applicable fiscal year (the “Pro Rata Bonus”), which Pro Rata Bonus will be reduced by the amount of any annual bonus paid for the same period of service during the fiscal year in which the Change in Control occurs, if the Severance Date occurs in the fiscal year of the Change in Control. The Pro Rata Bonus shall be paid to the Plan Participant in a lump sum in cash on the first regular payroll date following sixty (60) days from the Severance Date. Notwithstanding the foregoing, in the event of a Severance Date that occurs within three (3) months preceding a Change in Control, the Plan Participant shall not forfeit any unearned or unvested performance cash awards, including any annual cash bonus opportunity, between the Severance Date and the date of the Change in Control, but all the awards shall be earned and vest in accordance with the above upon the effective date of the Change in Control, and in the case of the Pro Rata Bonus be payable on the first regular payroll date following sixty (60) days after the Change in Control. Any performance cash award shall be paid in accordance with its terms, other than as otherwise provided herein.
(c)Treatment of Equity Awards.
(i)All outstanding, unvested Equity Awards that vest solely based on the Plan Participant’s service shall automatically vest on the later of (A) the effective date of the Change in Control and (B) the sixtieth (60th) day following the Severance Date. For the avoidance of doubt, in the event of a Severance within three (3) months preceding a Change in Control, the Plan Participant shall not forfeit any outstanding, unvested service-based Equity Awards between the Severance Date and the date of the Change in Control, but all of the service-based Equity Awards shall vest on the date of the Change in Control in accordance with this Section 2(c)(i) and be settled in accordance with their terms.
(ii)Unless otherwise provided in the Plan Participant’s applicable award agreement, all performance share or performance share unit Equity Awards (the “Performance Equity Awards”) that remain unearned and unvested as of the Severance Date shall vest and be earned on the later of (A) the effective date of the Change in Control, and (B) the sixtieth (60th) day following the Severance Date. The number of shares underlying the Performance Equity Awards that shall vest and be earned will be based on (x) if the Change in Control occurs within the first year of the relevant performance period, target level of performance, and (y) if the Change in Control occurs on or after completion of the first year of the relevant performance period, actual performance through the last business day preceding the Change in Control (with the determination of actual performance made by the Plan Administrator pursuant to the terms of the Plan Participant’s applicable award agreement); provided, however, that if actual performance as of the last business day preceding the Change in Control cannot be determined, actual performance will be determined as of the last business day of the fiscal quarter preceding the Change in Control or target performance if the Plan Administrator determines that actual performance cannot be determined as of either date, and no other performance terms applicable to the Performance Equity Award shall have any force or effect for purposes of determining the vesting of the Performance Equity Awards. For the avoidance of doubt, in the event of a Severance within three (3) months preceding a Change in Control, the Plan Participant shall not forfeit any unearned or unvested Performance Equity Awards between the Severance Date and the date of the Change in Control. but all the Performance Equity Awards shall be earned and vest on the date of the Change in Control in accordance with this Section 2(c)(ii). All Performance Equity Awards shall be settled in accordance with their terms.
(iii)For purposes of all outstanding Equity Awards held by the Plan Participant, the definitions of Cause and Good Reason as set forth in the Plan (including the notice, cure and other procedural protections that apply with respect to such definitions) shall apply in all respects from and after a Change in Control and during the period beginning three (3) months immediately preceding a Change in Control.
(d)Payment in Lieu of Benefits Continuation. In lieu of payments in respect of premiums for continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for a Plan Participant and his or her eligible dependents who were covered as of the Severance Date, the Plan Participant shall receive a one-time, taxable cash payment equal to the applicable monthly COBRA premium as in effect at the Severance Date, multiplied by the applicable factor set forth below.

Tier	Factor
Tier 1 Participant	24
Tier 2 Participant	18
Tier 3 Participant	12
Tier 4 Participant	6

This payment shall be made in a lump sum on the first regular payroll date following sixty (60) days from the Severance Date. The period during which a Plan Participant may elect to continue the Company’s group health coverage at his or her own expense under COBRA, the length of time during which COBRA coverage will be made available to the Plan Participant, and all other rights and obligations of the Plan Participant under COBRA will be applied in the same manner that those rules would apply in the absence of the Plan.
Section 3.PLAN ADMINISTRATION.
3.1The Plan Administrator shall administer the Plan and shall have the authority to: (a) construe and interpret the Plan, (b) adopt amendments to the Plan that are necessary to bring the Plan in compliance with all applicable laws and regulations, (c) prescribe, amend, modify and waive the various forms and documents to be used in connection with the operation of the Plan, and (d) make determinations regarding a Plan Participant’s entitlement to rights and benefits under the Plan. Following a Change in Control, the validity of any such interpretation, construction, decision, or finding of fact shall be given de novo review if challenged in court, by arbitration, or in any other forum, and such de novo standard shall apply notwithstanding the grant of discretion hereunder to the Plan Administrator, the characterization of any such decision by the Plan Administrator as final or binding on any party or the Plan being determined to be subject to ERISA.
3.2Prior to a Change in Control, the Plan Administrator may delegate any of its duties under the Plan from time to time, other than as relates to Plan Participants who are subject to Section 16 of the Exchange Act. Following a Change in Control, the Board (or if the Board elects, a committee of the non-employee directors of the Board) shall be the Plan Administrator.
3.3The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. All reasonable expenses for advisors shall be borne by the Employer; provided, however, that, on or following a Change in Control, the Plan Administrator may not replace the Accountants selected by the Company prior to a Change in Control (or designate an alternative advisor for such matters) without the written consent of the Plan Participants.

3.4The Plan Administrator shall promptly (and no later than three (3) days from the Severance Date) provide the Severance Agreement and Release to a Plan Participant who becomes eligible for any payment under Section 2 and shall require an executed Severance Agreement and Release to be returned to the Plan Administrator within no more than sixty (60) days from the Severance Date. Except due to the Plan Administrator’s failure to timely deliver the Severance Agreement and Release or the Plan Participant’s good-faith disagreement with the terms of the Severance Agreement and Release, including the Summary of Terms, if the Plan Participant does not execute and return the Severance Agreement and Release to the Plan Administrator within the specified time period, he or she will not be entitled to any payments or benefits under the Plan.
Section 4.PLAN MODIFICATION OR TERMINATION.
4.1The Plan may be amended or terminated by the Board at any time; provided, however, that any attempt to terminate the Plan or modify the Plan in a manner that adversely affects the Plan Participants shall be void and of no force and effect if the action is taken during the period commencing twelve (12) months prior to, and ending eighteen (18) months following, a Change in Control, or during the period commencing twelve (12) months prior to a Potential Change in Control and ending on the date that is the end of the Potential Change in Control Period (at which point, if applicable, the preceding clause regarding a Change in Control will apply).
4.2The Plan shall terminate on the sixth (6th) anniversary of the Effective Date unless extended by the Company or unless a Change in Control shall have occurred prior thereto, in which case the Plan shall terminate automatically when all benefits payable under the Plan are paid (but in no event earlier than eighteen (18) months following a Change in Control).
Section 5.GENERAL PROVISIONS.
5.1Section 409A. The Plan is intended to satisfy the requirements of Code Section 409A, or to comply with an exemption under Code Section 409A. The Plan shall, to the extent possible, be administered to prevent the adverse tax consequences described in Code Section 409A(a)(1) from applying to any payment made under the Plan. Any deadline established by the Plan Administrator shall ensure that the payment of any benefit under the Plan is made no more than two and one-half (2½) months after the end of the calendar year in which the Severance occurs pursuant to the short-term deferral exemption of Code Section 409A. Notwithstanding anything contained herein to the contrary, to the extent required by Code Section 409A, if the period during which the Plan Participant is permitted to review and revoke the Severance Agreement and Release spans two (2) taxable years (regardless of whether the agreement becomes effective during that first taxable year), then any amount payable that is “non-qualified deferred compensation” within the meaning of Code Section 409A and that would have otherwise been paid during the first taxable year shall instead be withheld and paid in the second taxable year. Each payment made pursuant to the Plan shall be treated as a separate payment and the right to a series of installment payments pursuant to the Plan is to be treated as a right to a series of separate payments. To the extent that any payment under the Plan is subject to a delay pursuant to Code Section 409A(a)(2)(B)(i) and the regulations and guidance thereunder, the payment shall be delayed until the date that is six (6) months and one (1) day after the Plan Participant’s separation from service (or death, if earlier), with no interest paid on any delayed amounts. To the extent required to avoid accelerated recognition of taxable income or imposition of additional tax under Code Section 409A, the amount of expenses eligible for reimbursement or any in-kind benefits provided during a taxable year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided in any other taxable year. Any required reimbursement of an amount under the Plan will be made on or before the last day of the Plan Participant’s taxable year following the taxable year in which the expense was incurred. Any right to reimbursement or to in-kind benefits is not subject to liquidation or exchange for another benefit. Any payments under the Plan that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Code Section 409A shall be paid under the applicable exception to the maximum extent possible.

5.2280G Provision. If any Plan Participant who, taking into account the benefits provided under the Plan and all other payments that would be deemed to be “parachute payments” within the meaning of Code Section 280G (collectively, the “280G Payments”), would be subject to the excise tax imposed under Code Section 4999, his or her benefits under the Plan shall be reduced to an amount that would result in no portion of the payments being subject to the excise tax; provided, however, that the reduction shall not be made if it would result in a smaller aggregate after-tax payment to the Plan Participant than receiving the full benefits under the Plan and paying all taxes thereon. Unless the Company and the Plan Participant otherwise agree in writing, all determinations required to be made under this Section 5.2 of the Plan shall be made by the accounting firm serving as the Company’s independent public accountants immediately prior to the Change in Control or another professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Code Section 280G that is selected by the Company prior to a Change in Control (the “Accountants”). The determinations of the Accountants shall be binding and conclusive upon the Company and the Plan Participant. The Company shall bear the costs the Accountants incurred in connection with preparing these calculations. Any reduction of the benefits under the Plan as contemplated by this Section 5.2 shall be made in the following manner: first, a reduction of cash payments, and second, a cancellation of equity-based compensation, in each case, beginning with payments or benefits that do not constitute non-qualified deferred compensation and reducing payments or benefits in reverse chronological order beginning with those that are to be paid or provided the farthest in time from the Severance Date, based on the Accounting Firm’s determination.
5.3No Assignment of Benefits. Except as otherwise provided herein or by law, no right or interest of any Plan Participant under the Plan shall be assignable or transferable and no attempted assignment or transfer shall be effective. When a payment is due under the Plan to a Plan Participant who is unable to care for his or her affairs, payment may be made directly to his or her guardian or personal representative.
5.4No Right to Continued Service. Th Plan shall not be construed as giving any Plan Participant, or any person, the right to be retained in the service of the Employer, and all Plan Participants remain subject to discharge at any time and for any reason.
5.5No Duty to Mitigate; No Offset. A Plan Participant shall not be required to mitigate the amount of any payment provided for in the Plan by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in the Plan be reduced by any compensation earned by a Plan Participant as a result of employment by another employer. The Company’s obligation to make the payments under the Plan and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right, or action that the Company may have against the Plan Participant or others.
5.6Withholding. The Employer shall withhold all applicable income and employment taxes and other authorized deductions from the payments made under the Plan.
5.7Successors. The Plan shall be binding on the heirs, executors, administrators, successors and assigns of the parties, including any successor to the Employer. If a Plan Participant dies while any amount is still payable to the Plan Participant under the Plan, any remaining amounts shall be paid to the executor, personal representative or administrators of the Plan Participant’s estate.
5.8Severability. If any provision of the Plan is held invalid or unenforceable, it shall not affect any other provisions, and the Plan shall be construed and enforced as if those provisions had not been included.
5.9Plan Is Unfunded. The Plan shall not be funded. All payments under the Plan shall be made from the general assets of the Company. Each Plan Participant shall only be a general unsecured creditor of the Company.
5.10Notice. Any notice under the Plan shall be in writing and shall be given when delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, addressed to the intended recipient at his, her or its last known address. A written notice of a Plan Participant’s Severance

Date by the Company or the Plan Participant, as the case may be, to the other shall: (a) indicate the specific termination provision of the Plan that is being relied upon; (b) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Plan Participant’s employment; and (c) specify the termination date.
5.11No Right to Other Benefits. Nothing in the Plan shall require the Employer to provide any payment that duplicates any payment, benefit, or grant that a Plan Participant is entitled to receive under any arrangement. Any severance benefit provided under any Employer compensation or benefit plan, agreement, or other arrangement, including, without limitation, the Electronic Arts Inc. Severance Benefit Plan, shall offset, on a dollar-for-dollar basis, any benefits owed under the Plan. The amounts paid or provided under the Plan shall not be treated as compensation for purposes of determining any benefits payable under any retirement, life insurance, or other employee benefit plan, unless otherwise required by the terms of the Plan or local law.
5.12 Plan Conflicts/Integration. Except to the extent explicitly provided in the Plan, any awards made under any compensation or benefit plan or program shall be governed by the terms of that plan or program and any applicable award agreement thereunder. This Plan, as amended from time to time, constitutes the entire agreement between the Company and any Plan Participant concerning the severance benefits payable to Plan Participants upon a Change in Control, and supersedes all related plans, agreements, and understandings except as otherwise stated in the Plan.
5.13Governing Law. This Plan shall be construed and enforced according to the laws of the State of California, to the extent not preempted by federal law, which shall otherwise control.
5.14Not Subject to ERISA. The Plan does not require an ongoing administrative scheme and, therefore, is intended to be a payroll practice which is not subject to ERISA. However, if it is determined that the Plan is subject to ERISA, (a) it shall be considered to be an unfunded plan maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees (a “top-hat plan”), and (b) it shall be administered in a manner which complies with the provisions of ERISA that are applicable to top-hat plans (subject to the last sentence of Section 3.1, which shall apply without regard whether the Plan is determined to be subject to ERISA).
5.15Legal Fees. The Company shall be responsible for and pay all costs and expenses of, or incurred by, the Plan Participant, including without limitation all attorneys’ fees, as they come due (and within ten (10) days following the Company’s receipt of an invoice from Plan Participant), in connection with or as a result of any claim (regardless of the outcome thereof) by the Company, the Plan Participant or others of regarding the validity or enforceability of, or liability under, any provision of this Plan or any guarantee of performance thereof, whether such contest is between the Company and the Plan Participant or between either of them and any third party (including as a result of any contest by the Plan Participant about the amount of any payment pursuant to this Plan or to collect or enforce any rights, benefits or obligations under this Plan). The Company shall be required to pay interest on any delayed payment to which the Plan Participant is ultimately determined to be entitled at the applicable federal rate provided for in Code Section 7872(f)(2)(A) based on the rate in effect for the month in which such fees or expenses were incurred.
Section 6.DEFINITIONS.
6.1“Affiliate” shall have the meaning set forth in Rule 12b-2 under Section 12 of the Exchange Act.
6.2“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.
6.3“Board” means the Board of Directors of the Company.
6.4“Cause” means: (a) the willful and continued material failure by the Plan Participant to substantially perform the Plan Participant’s duties with the Employer (other than any such failure resulting from the Plan Participant’s incapacity due to physical or mental illness); (b) the willful engagement by the Plan Participant in acts of fraud, embezzlement, dishonesty, or gross negligence against the Company or its Affiliates that could reasonably be expected to result in material harm to the Company or its Affiliates; (c) the Plan Participant’s conviction of or plea of nolo contendere to any felony or of any other crime involving fraud or moral turpitude; or (d) a material breach by the Plan Participant of any material agreement or material written code of conduct relating to the Plan Participant’s employment with the Employer that materially and adversely affects the Company or any of its Affiliates; provided, however, that in the case of the conduct described in subsections (a), (b) or (d), “Cause” will not exist unless the Plan Participant is provided with written notice of such alleged conduct within thirty (30) days after the initial occurrence of the event and the Plan Participant fails to cure such conduct within thirty (30) days after receipt of written notice from the Company specifying such conduct constituting “Cause.” For purposes of this provision, no act or failure to act on the part of the Plan Participant shall be considered “willful” unless it is done, or omitted to be done, by the Plan Participant in bad faith or without reasonable belief that the Plan Participant’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon (i) authority given pursuant to a resolution duly adopted by the Board, or if the Company is not the ultimate parent corporation and is not publicly traded, the board of directors of the ultimate parent of the Company, (ii) the instructions of the Chief Executive Officer or another executive officer of the Company, or (iii) the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by the Plan Participant in good faith and in the best interests of the Company.
6.5A “Change in Control” shall be deemed to have occurred if:
(a)any Person or Persons become the Beneficial Owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of (A) the then outstanding common stock of the Company or (B) the total voting power represented by the Company’s then outstanding voting securities; or
(b)the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or
(c)the consummation of a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with another Person or Persons, other than a merger or consolidation that would result in the common stock or voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the outstanding shares or common stock or total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or
(d)a change in the composition of the Board during any twelve (12)-month period, as a result of which less than a majority of the Directors are Incumbent Directors. “Incumbent Directors” shall mean Directors who either: (i) are Directors of the Company as of the Effective Date, or (ii) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those Directors whose election or nomination was not in connection with any transaction described in subsections (a), (b) or (c).
6.6 “Code” means the Internal Revenue Code of 1986, as amended from time to time.
6.7“Disability” means a long-term disability under the terms of the Employer’s long-term disability plan, as then in effect.
6.8“Effective Date” means August 14, 2025, the date as of which this Plan has been adopted by the Board.
6.9“Employer” means the Company or any of its Affiliates that is the employer of a Plan Participant.

6.10“Equity Award” means stock options, restricted stock, restricted stock units, stock appreciation rights and other similar equity-based awards, in each case, whether settled in stock, cash or otherwise, including any performance share or performance share unit awards, which are granted to a Plan Participant under the Electronic Arts Inc. 2019 Equity Incentive Plan and any other equity-based incentive plan or award adopted or assumed by the Company or pursuant to which the Plan Participant is granted awards after the Change in Control.
6.11 “ERISA” means the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.
6.12“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
6.13“Good Reason” means:
(a)for all Plan Participants, the occurrence without the affected Plan Participant’s prior written consent, of:
(i)a change in the location of such Plan Participant’s principal place of business by more than fifty (50) miles from the location in effect for the Plan Participant immediately prior to the Change in Control or to a location other than the principal executive offices of the Company;
(ii)a more than ten percent (10%) reduction in the Plan Participant’s annual base salary, or in the Plan Participant’s target annual bonus;
(iii)the Company’s material breach of any provision of the Plan or any other material agreement with the Plan Participant; or
(iv)the failure of an acquiring or successor entity to expressly assume the Plan and the Company’s obligations thereunder in connection with a Change in Control.
(b)for Specified Employees, in addition to the events described in clause (a) above, the occurrence without the Specified Employee’s written consent, of:
(i)a material reduction or detrimental change in the Specified Employee’s title, position, authority, powers, functions, duties or responsibilities relative to the Specified Employee’s title, position, authority, powers, functions, duties and responsibilities on behalf of a publicly traded company as in effect immediately prior to the Change in Control; or
(ii)a material reduction or detrimental change in the Specified Employee’s reporting structure or status relative to the Specified Employee’s reporting structure, relationship, or status in effect immediately prior to the Change in Control (such as, for example, a reporting change for the Chief Executive Officer to someone other than the Board of Directors of the Company or ultimate parent entity of the Company, or a reporting change for the other Specified Employees to someone other than the Chief Executive Officer of the Company or ultimate parent entity of the Company).
Notwithstanding the foregoing, a resignation shall not be deemed to be for Good Reason unless it is communicated by the Plan Participant to the Company by written notice pursuant to Section 5.10 of the Plan within ninety (90) days after the initial occurrence of the event and at least thirty (30) days in advance of the Severance Date and the Company fails to cure the alleged Good Reason prior to the expiration of such thirty (30)-day notice period (the “Cure Period”). To constitute a termination for Good Reason, the Plan Participant’s “separation from service” (within the meaning of Code Section 409A) must occur, if at all, within ninety (90) days from the end of the Cure Period (or such later date as mutually agreed by the parties, not to exceed two (2) years from the date of the initial occurrence of the event giving rise to the Good Reason event).

6.14“Person” shall mean any individual, limited liability company, partnership, joint venture, corporation, trust, or group of such and includes the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include: (a) the Company or any of its Affiliates; (b) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries; (c) an underwriter temporarily holding securities pursuant to an offering of such securities; or (d) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.
6.15“Plan” means this Electronic Arts Inc. Amended and Restated Change in Control Severance Plan, as amended from time to time.
6.16“Plan Administrator” means the Compensation Committee of the Board, or in the absence of such a committee, the Board.
6.17A “Potential Change in Control” shall be deemed to have occurred if the Company enters into a transaction agreement, the consummation of which transaction would result in the occurrence of a Change in Control.
6.18“Potential Change in Control Period” means the period of time beginning on the date of a Potential Change in Control and ending on either the date that such Change in Control occurs, or the date of termination of the agreement that constituted the Potential Change in Control.
6.19“Severance” means during the period beginning three (3) months immediately preceding a Change in Control and ending eighteen (18) months after the Change in Control, a termination of a Plan Participant’s employment with the Employer either: (a) by the Employer without Cause, or (b) by the Plan Participant for Good Reason (which termination, if occurring during the three (3)-month period immediately preceding a Change in Control, is made in connection with the Change in Control); provided that if and to the extent required by Code Section 409A, such employment termination meets the criteria for a “separation from service” as defined in Treas. Reg. § 1.409A-1(h). Termination of a Plan Participant’s employment on account of death or Disability, or a voluntary resignation or retirement by the Plan Participant, shall not be treated as a Severance solely to the extent such termination event occurs prior to the delivery of a notice of termination by the Employer without Cause or by the Plan Participant for Good Reason. For clarity, (i) a Severance will be considered to occur if either the Company or the Plan Participant gives notice of termination during the eighteen (18)-month period following the Change in Control, even if the Severance Date occurs outside of that period; (ii) the Plan Participant’s mental or physical incapacity (including Disability) after a Good Reason event will not prevent the Plan Participant from terminating employment for Good Reason; and (iii) if a Plan Participant dies after delivery of notice of termination that would constitute a termination without Cause or a resignation for Good Reason, their estate will still be entitled to the severance payments and benefits.
6.20“Severance Agreement and Release” means a written separation agreement and release substantially in the form attached hereto as Appendix I, as may be amended from time to time solely to account for changes in applicable laws or as determined by the Plan Administrator in accordance with Section 3.1, but which may not be amended to include additional restrictive covenants or other obligations on the Plan Participant.
6.21“Severance Date” means the date on which a Plan Participant’s employment by the Employer terminates due to a Severance as specified in a prior written notice by the Company or the Plan Participant, as the case may be, and in each case subject to any applicable notice and cure periods. In the case of a termination without Cause, the Severance Date shall not be later than thirty (30) days after the receipt of notice from the Company, and in the case of a termination for Good Reason, the Severance Date shall be consistent with the definition of Good Reason, in each case, unless the Plan Participant and the Employer mutually agree to extend that date.

6.22“Severance Payment” means the cash severance payment determined pursuant to Section 2(a).
6.23“Specified Employee” means any Plan Participant who serves in the positions or roles set forth on Schedule A, as amended from time to time by the Plan Administrator. Each Specified Employee’s tier level will be determined in accordance with their title or level or, in the absence thereof, as designated by the Plan Administrator.

SCHEDULE A

SPECIFIED EMPLOYEES
Chief Executive Officer
EVP, Chief Financial Officer
EVP, Chief Legal Officer
EVP, Chief People Officer

APPENDIX I
FORM OF
SEVERANCE AGREEMENT AND RELEASE
DO NOT SIGN BEFORE [SEPARATION DATE]
This SEVERANCE AGREEMENT AND RELEASE (this “Agreement”), including and incorporating by reference the attached Summary of Terms, the definitions for the capitalized terms set forth therein, and Attachment A, is made by and between Electronic Arts Inc., a Delaware corporation, with its principal place of business at 209 Redwood Shores Parkway, Redwood City, California 94065-1175 (“EA”) and Employee. This Agreement shall become effective as of the Effective Date.
A.Employee has been employed by EA since the Employment Start Date.
B.The Electronic Arts Inc. Amended and Restated Change in Control Severance Plan (as such plan may be amended from time to time, the “Plan”) sets forth certain rights, benefits and obligations of the parties arising out of Employee’s employment in connection with a Change in Control as determined in accordance with the Plan.
C.The Plan requires Employee to execute, return and not revoke this Agreement as a condition to receipt of certain benefits as a result of such severance.
NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, EA and Employee agree as follows:
1.Termination of Employment Relationship. The employment relationship between Employee and EA shall end as of the Separation Date.
2.Separation Payment to Employee. In consideration for Employee’s execution, and fulfillment of the terms and conditions of this Agreement, EA will pay Employee the Separation Pay on the Payment Date. Any payments made pursuant to this Agreement will be subject to all applicable deductions and withholdings. In addition, those benefits listed in the Summary of Terms will continue to be provided by EA for the period specified therein. Further, if Employee is eligible and timely elects to continue coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), under a health, dental, vision or employee assistance plan sponsored by EA, EA will pay COBRA health benefit premiums on behalf of Employee and his or her covered dependents through the earliest of (a) the date designated in the Summary of Terms, (b) the date Employee becomes eligible for health insurance benefits with a new employer or otherwise becomes covered under another group health plan, and (c) the date on which Employee is no longer eligible for continuation coverage under COBRA (the “Coverage Period”). If Employee timely elects COBRA continuation coverage, during the Coverage Period, EA will pay COBRA health benefit premiums at the same level EA had paid for Employee’s health benefit coverage as of the Separation Date. Employee will be responsible for paying all remaining health benefit costs over and above what EA paid as of the Separation Date, including excess premiums, deductibles, and co-pays.
3.Payment of Salary and Receipt of All Benefits. Except for the amounts set forth in the Summary of Terms, Employee acknowledges and agrees that EA has already paid to Employee any and all undisputed wages, salary, bonuses, accrued, but unused, paid time off, reimbursable expenses, and any and all other benefit payments and/or other payments or compensation earned by Employee, and that no further payments or amounts are owed or will be owed. Employee further agrees that, to the extent there is any claim for unpaid wages (including paid time off), there is a bona fide and good-faith dispute as to whether such wages are due and owing, and, based on this dispute and the consideration provided to Employee under this Agreement, Employee releases and waives any and all claims regarding any alleged unpaid wages and any corresponding penalties, interest to the maximum extent allowed by law.

4.Tax Payments. EA makes no representations or warranties with respect to the tax consequences of the payments provided to Employee under the terms of this Agreement. Employee agrees and understands that Employee is responsible for payment, if any, of applicable taxes or penalties on the payments made by EA under this Agreement.
5.General Release of Claims. In consideration of the obligations of EA set forth in this Agreement, Employee and Employee’s heirs, executors, representatives, agents, insurers, administrators, successors, and assigns (collectively, the “Employee”) hereby completely release and forever discharge EA, its subsidiary, predecessor, successor, and related corporations, divisions and entities, and each of their current and former officers, directors, employees, agents, investors, attorneys, shareholders, founders, administrators, affiliates, divisions, and assigns (collectively referred to as “Releasees”) from any and all claims, complaints, rights, duties, obligations, demands, actions, liabilities and causes of action of any kind whatsoever, whether presently known or unknown, suspected or unsuspected, which Employee may have or has ever had against Releasees (“Claims”) up until and including the Effective Date. This Agreement specifically excludes (a) Employee’s right to receive the payments and benefits under the Plan and to enforce the terms of this Agreement, (b) Employee’s rights to vested awards (including equity-based awards), amounts and other benefits under any employee benefit plan of the Company or its Affiliates, (c) any claims arising after the date hereof, and (d) any claim or right Employee may have to indemnification or coverage under the Company’s or any of its Affiliates respective bylaws or directors’ and officers’ insurance policies or any agreement to which Employee is a party or a third-party beneficiary.
Employee further acknowledges and agrees that (a) the consideration provided by EA in this Agreement exceeds the compensation and benefits to which Employee would be entitled under any agreement with EA or under any of EA’s policies, practices, or benefit plans, and (b) Employee has received all leave to which Employee is entitled under all federal, state, and local laws and regulations related to leave from employment, including, but not limited to, the FMLA, CFRA, and ADA, as those statutes are defined below, and all applicable worker’s compensation and paid family leave laws.
Employee understands and agrees that this is a final release and that Employee is waiving all rights that may be waived by law to pursue any remedies available under any employment related cause of action against Releasees, including, without limitation, claims of wrongful discharge, emotional distress, privacy, defamation, harassment, discrimination, retaliation, breach of contract or covenant of good faith and fair dealing, misrepresentations (whether intentional or negligent), claims for violation of state and federal labor and employment laws, claims under the following statutes, all as amended: Title VII of the Civil Rights Act of 1964; the Equal Pay Act of 1963; the Civil Rights Acts of 1866, 1870 and 1871; the Rehabilitation Act of 1973; the Americans with Disabilities Act (“ADA”); the Age Discrimination in Employment Act (“ADEA”); the Family and Medical Leave Act (“FMLA”); the Fair Labor Standards Act (“FLSA”); the Occupational Safety and Health Act (“OSHA”); the National Labor Relations Act (“NLRA”); the Genetic Information Non-Discrimination Act (“GINA”); the Uniformed Services Employment and Reemployment Rights Act (“USERRA”); the Worker Adjustment and Retraining Notification Act (“WARN”); the Sarbanes-Oxley Act; the False Claims Act; the Dodd-Frank Wall Street Reform and Consumer Protection Act.
[ADD FOR CALIFORNIA]
The California Family Rights Act; the California Fair Employment and Housing Act, California unfair competition Unruh Civil Rights Act; the California Labor Code, including, but not limited to, those laws concerning sexual orientation, whistleblower protections and sick leave; California Labor Code § 132a (discrimination based on filing a workers’ compensation claim); California Labor Code §§ 1400, et seq. (job elimination or business closing issues); the California Civil Code, including, but not limited to, those laws concerning confidentiality of medical information and consumer reports; the California Health and Safety Code; the California Business and Professions Code; the California Industrial Welfare Commission Orders (wage and overtime matters); the California Labor Code §§ 200, et seq.

[ADD FOR WASHINGTON]
The Washington Law Against Discrimination; the Washington Minimum Wage Act; the Washington Wage Payment Act; the Washington Age Discrimination Law; the Washington Industrial Welfare Act; the Washington Industrial Insurance Act; and the Washington Family Leave Act.
[ADD FOR FLORIDA]
The Florida Civil Rights Act; the Florida Prohibition on Wage Rate Discrimination Based on Sex; the Florida Whistleblower Protection Act; the Florida Workers’ Compensation Retaliation provision; the Florida Minimum Wage Act; and the Florida Constitution, Fla. Const. art. X, § 24.
[ADD FOR TEXAS]
The Texas Commission on Human Rights Act; the Texas Workers’ Compensation Act; the Texas Anti-Retaliation Act; the Texas Payday Law; and the Texas Minimum Wage Act.
[ADD FOR ALL STATES]
And any other laws and regulations relating to employment and that are waivable in accordance with applicable laws.
Employee has been advised that this release does not apply to any rights or claims that may arise after the Effective Date, and shall not affect Employee’s rights under the Older Workers Benefit Protection Act (“OWBPA”) to have a determination of the validity of this general release and waiver.
6.Protected Rights. Employee understands that nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”), [the California Department of Fair Employment and Housing (“DFEH”),] the National Labor Relations Board, (“NLRB”), the Occupational Safety and Health Administration, (“OSHA”) the Securities and Exchange Commission (“SEC”) or any other federal, state or local governmental agency or commission (“Government Agencies”). Employee further understands that this Agreement (a) is not intended to interfere with employee rights under Section 7 of the National Labor Relations Act (“NLRA”) to engage in, or refrain from engaging in, concerted activity, and (b) does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Employee’s right to receive an award for information provided to any Government Agencies.
7.Waiver of Unknown Claims under California Civil Code Section 1542. Employee expressly acknowledges that the waiver of claims set forth herein applies to claims that Employee does not currently know of or suspect. Employee hereby expressly waives the provision of California Civil Code Section 1542 which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
Employee acknowledges that this waiver is an essential and material term of this release, and that Employee has read this provision, has been given the opportunity to consult with counsel, and intends these consequences even as to claims unknown to Employee, but which may exist at the time of this release.

8.Waiver of Claims under the Age Discrimination and Employment Act. Employee acknowledges and agrees that Employee is fully aware of the contents and legal effect of this Agreement, is waiving and releasing any rights Employee has or may have under The Age Discrimination in Employment Act of 1967, 29 U.S.C. 621 et seq., as amended (“ADEA”); that this waiver is knowing and voluntary, and that that the consideration given for this ADEA waiver and release is in addition to anything of value to which Employee was already entitled. Employee and EA agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that Employee has been advised as follows: (a) Employee should consult with an attorney before signing this Agreement; (b) Employee has [twenty-one (21)] [forty-five (45)] days to consider this Agreement; (c) Employee has seven (7) days following Employee’s execution of the Agreement to revoke it; and (d) this Agreement will not be effective until the revocation period has expired. If Employee chooses to sign this Agreement at any time during the [twenty-one (21)] [forty-five (45)]-day period, Employee does so of Employee’s own volition and sole discretion. Changes made to this Agreement will not restart the [twenty-one (21)] [forty-five (45)]-day period.
Employee acknowledges that Attachment “A” to this Agreement, incorporated as if fully set forth herein, contains additional information that EA may be required to provide under the Older Workers’ Benefit Protection Act of 1990 (“OWBPA”).
9.Nondisclosure of Agreement. Subject to Section 6 above, Employee will maintain the fact and terms of this Agreement and any payments made by EA in strict confidence and will not disclose the same to any other person or entity (except the Court in any proceedings to enforce the terms of this Agreement, Employee’s legal counsel, spouse or domestic partner, accountant, and any professional tax advisor to the extent that they need to know the information contained in this Agreement to provide tax-related advice) without the prior written consent of EA. The parties agree that this confidentiality provision is a material term of this Agreement. A violation of the promise of nondisclosure shall be a material breach of this Agreement. It is acknowledged that in the event of such a violation, it will be impracticable or extremely difficult to calculate the actual damages and, therefore, the parties agree that upon a breach, in addition to whatever rights and remedies EA may have at law and in equity, Employee will pay to EA as liquidated damages, and not as a penalty, the sum of One Thousand Dollars ($1,000.00) for each such breach and each repetition thereof.
Nothing in this Agreement is intended to restrict or impede the Employee from disclosing factual information relating to a complaint or other claim raised with the Company or filed in a civil or administrative action regarding sexual assault, sexual harassment, harassment or discrimination based on sex or any other protected category, failure to prevent harassment or discrimination based on sex or any other protected category, or retaliation for reporting harassment or discrimination based on sex or any other protected category. This Agreement is also not intended to prohibit the Employee from testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment or any other form of harassment or discrimination based on a protected category.
10.Return of Property and Confidentiality. Employee represents that Employee has returned to EA, and does not possess, any records, documents, specifications, or any confidential material or any equipment or other property of EA. Employee further represents that Employee has complied with and will continue to comply with the terms of any agreement protecting the confidentiality of EA’s proprietary information signed by Employee (“Proprietary Information Agreement”), and will preserve as confidential all confidential information pertaining to the business of EA and its customers, licensees and affiliates. Employee acknowledges and agrees that the Proprietary Information Agreement will continue in full force and effect following the termination of Employee’s employment with EA to the extent allowed by law.
11.Non-Disparagement. Without limiting the foregoing, Employee agrees that Employee will not make, publish or communicate to any person or entity or in any public forum any oral or written knowingly false statements about EA, or its directors, officers, agents or employees. The parties agree that this Section 11 is a material term of this Agreement.
This Section does not in any way restrict or impede the Employee from exercising protected rights, including rights under the National Labor Relations Act (NLRA) or the federal securities laws,

including the Dodd-Frank Act, to the extent that such rights cannot be waived by agreement, or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Employee shall promptly provide written notice of any such order to EA’s General Counsel.
12.Cooperation with EA. Employee agrees that, if reasonably requested by EA, Employee will make him or herself reasonably available (taking into account Employee’s schedule and other obligations) to cooperate with EA, its agents, and its attorneys with respect to matters in which Employee was involved during Employee’s employment with EA or about which Employee has information due to Employee’s employment with EA.
13.No Lien or Assignment by Employee. Employee warrants and represents that there are no liens or claims of lien in law or equity or otherwise of or against any of the claims or causes of action released herein. Employee acknowledges and agrees that this Agreement, and any of the rights hereunder, may not be assigned or otherwise transferred, in whole or in part by Employee.
14.Equitable Relief. Each party acknowledges and agrees that a breach of any term or condition of this Agreement may cause the non-breaching party irreparable harm for which its remedies at law may be inadequate. Each party hereby agrees that the non-breaching party will be entitled, in addition to any other remedies available to it at law or in equity, to seek injunctive relief to prevent the breach or threatened breach of the other party’s obligations hereunder.
15.No Admission. The execution of this Agreement and the performance of its terms shall in no way be construed as an admission of guilt or liability by either Employee or EA. Both Parties expressly disclaim any liability for claims by the other.
16.Voluntary Execution. Employee understands and agrees that Employee executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of EA or any third party, with the full intent of releasing all of Employee’s claims against EA and any of the other Releasees. Employee represents that Employee has had an opportunity to consult with an attorney, if the Employee wishes, and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee has not relied upon any representations or statements made by EA that are not specifically set forth in this Agreement.
17.General. Except for the Proprietary Information Agreement and any Employee equity award agreements, this Agreement represents the complete understanding of Employee and EA with respect to its subject matter and supersedes all prior and contemporaneous understandings or agreements. This Agreement will be construed and enforced in accordance with the laws of the State of [California], without regard to choice-of-law provisions. This Agreement may be executed in counterparts and by facsimile and/or scanned copy, and each counterpart and facsimile and/or scanned copy shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. Payments and benefits provided under this Agreement shall be made in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and Section 17501, et seq. of the California Revenue and Taxation Code; to the extent any such payments or benefits are deemed to be deferred compensation subject to the Section 409A or Section 17501, et seq., the applicable provisions of this Agreement shall be applied, construed and administered so that such payments or benefits are provided in compliance with the applicable requirements of Section 409A and Section 17501, et seq. If any provision of this Agreement is held by a court of competent jurisdiction to be void or unenforceable for any reason, the remaining provisions of this Agreement shall continue with full force and effect. This Agreement shall be binding upon all successors, heirs, executors and trustees of the parties. Employee may not assign Employee’s rights under this Agreement.
18.No Oral Modification.     This Agreement may only be amended in a writing signed by Employee and an authorized representative of EA.
19.Time Frame for Execution. The parties recognize the importance of a full Release of Claims set forth herein, including claims relating to the termination of Employee’s employment with EA.

Therefore, Employee understands and agrees to the following:

ELECTRONIC ARTS INC.	«FIRST_NAME» «MIDDLE_NAME» «LAST_NAME»
By: [Signature]	By: [Signature]
Name:	Name:
Title:	Date:
Date:

SEPARATION AGREEMENT AND RELEASE
SUMMARY OF TERMS

Employee:
Employment Start Date:
Separation Date:
Deadline for Employee’s Signature:
Effective Date of Agreement:	The eighth (8th) day after the Agreement is signed by Employee unless timely revoked.
Separation Payment:
Severance Payment Date:
Pro Rata Bonus:
Accelerated Service-Based Equity Awards:
Accelerated Performance Equity Awards:
Health Benefits Continue Through:

ATTACHMENT A
OLDER WORKERS BENEFIT PROTECTION ACT (“OWBPA”) NOTICE